Exhibit 10.6

TENANCY AGREEMENT

Landlord:	Shenzhen Jiaruixiang Technology Co., Ltd. (“Party A”)

Registered Address:	14/F, Kaihaoda Building, No. 1 Industrial Park Road, Shanghenglang Community, Dalang Subdistrict, Longhua District, Shenzhen

Unified Social Credit Code:	91440300MA5DNJA093

Legal Representative:	Mr. Zeng

Contact Telephone:	13538282968

Tenant:	Shenzhen Yixi Technology Company Limited (“Party B”)

Registered Address:	16/F, Room 1616, Kaihaoda Building, No. 1 Industrial Park Road, Shanghenglang Community, Dalang Subdistrict, Longhua District, Shenzhen

Unified Social Credit Code:	91440300MA5FPBHW6Q

Legal Representative:	Chow Yik Hang

Contact Telephone:	N/A

Both Pursuant to the Civil Code of the People’s Republic of China and relevant laws and regulations, and based on the principles of good faith, equality, and mutual benefit, Party A and Party B, through friendly consultation, have reached the following agreement regarding Party B’s lease of premises from Party A (hereinafter referred to as “this Contract”), which both parties shall abide by:

1	Leased Property

1.1	Lease Location and Area

1.1.1

The premises leased by Party A to Party B are located at:

Room 1616, 16F, Kaihaoda Building, Block 1, No. 1 Gongyeyuan Road, Shanghenglang Community, Dalang Street, Longhua District, Shenzhen, Guangdong, China (hereinafter referred to as “the Premises”).

1.1.2	The parties agree that the leased premises shall be calculated based on a rental area of 70 square meters (whether or not inclusive of property management fees and other charges, as specified).

1.2	Lease Purpose

Party B undertakes to use the leased premises for office, technology research and development, and trade purposes, and guarantees that such use shall not be altered without Party A’s prior written consent.

2	Lease Term, Rent-Free Renovation Period, Renewal

2.1	Lease Term The lease term for the Premises shall be one (1) year, commencing on May 1, 2026 and expiring on April 30, 2027.

2.2	Rent-Free Renovation Period

(1) The rent-free renovation period for the Premises shall be ___ days, commencing on ___ and ending on ___. During the rent-free renovation period, Party B shall not be required to pay rent for the Premises, but shall remain responsible for property management fees, renovation deposits, and other related expenses.
(2) During the lease term, if Party B unilaterally terminates the lease without Party A’s consent, such conduct shall constitute a fundamental breach of contract, and the rental deposit already paid by Party B shall not be refunded.

2.3

Renewal

Upon expiry of this Contract, if Party B intends to renew the lease, Party B shall submit a written application to Party A no later than two (2) months prior to the expiration of the lease term. Under the same conditions, Party B shall enjoy a priority right of renewal.

3	Rent and Payment

3.1.1	Monthly Rent (inclusive of tax)

Party B shall pay rent for the Premises during the lease term according to the following schedule:

1.	From May 1, 2025 to April 30, 2026, the monthly rent shall be RMB 3,300 (in words: Three Thousand Three Hundred Yuan), inclusive of management service fees, apportioned water and electricity charges, and air-conditioning fees.
2.	From May 1, 2026 to April 30, 2027, the monthly rent shall be RMB 476 (in words: Four Hundred Seventy-Six Yuan), with management service fee, air-conditioning fee, water fee, and electricity fee standards to be specified.

3.1.2	Rent Calculation

Rent shall be calculated on a calendar month basis. For any lease period shorter than a full calendar month, the rent payable shall be calculated as:

(Monthly Rent ÷ Total Days in the Month) × Actual Number of Lease Days in that Month

3.2	Rent Payment

Party B shall, within two (2) days after signing this Contract, pay the first month’s rent and management service fee in the amount of RMB ___ (in words: ___). Thereafter, monthly rent and management service fees must be paid to Party A before the 5th day of each month.

For each day of delay, Party A may charge a late payment penalty at the rate of 0.5% (five per thousand) of the overdue amount per day, and shall have the right to deduct such penalty directly from the rental deposit.

3.3	Payment Method

Rent shall be paid in cash or by cheque into the following bank account of Party A:

●	Account Name: Shenzhen Jiaruixiang Technology Co., Ltd.
●	Bank: Agricultural Bank of China, Shenzhen Longcheng Branch
●	Account Number: 4102 9400 0400 57498

4	Rental Deposit

4.1	Payment and Adjustment of Rental Deposit

Within five (5) working days after signing this Contract, Party B shall pay to Party A a rental deposit equivalent to two (2) months’ rent, i.e. RMB 12,000 (in words: Twelve Thousand Yuan), to ensure Party B’s compliance with the obligations under this Contract. The rental deposit shall be held by Party A throughout the lease term, and Party A shall not be required to pay interest on the deposit. Upon expiry of the lease term, once the rights and obligations of both parties have been fully settled and Party B has duly performed all contractual obligations, Party A shall refund the rental deposit (without interest) to Party B.

4.2	Return of Rental Deposit

Upon expiry of the lease term, Party B may request Party A to refund the balance of the rental deposit without interest, upon presentation of valid receipts, provided that all of the following conditions are met:

4.2.1	Party B has not terminated the lease prematurely, and has submitted a written application to Party A for termination at least two (2) months prior to the expiry date of the Contract.

4.2.2	Party B has settled all outstanding payments (including but not limited to rent, property management fees, water and electricity charges, etc.).

4.2.3	Party B has returned the Premises to Party A in the condition required by Party A (including but not limited to the original standard fit-out being intact and undamaged, and the Premises being cleaned so that no further cleaning by Party A is required).

4.2.4	Party B has returned to Party A the relevant deposit receipts issued by Party A.

4.2.5	Party B has committed no other breaches of contract.

5	Repair Responsibilities for the Premises

5.1	During the lease term, Party B shall bear all costs for the maintenance and repair of fire-fighting equipment within the Premises, as well as all fire safety responsibilities. If a fire occurs in the Premises during the lease term for reasons not attributable to Party A (force majeure excepted), Party B shall bear all resulting legal and economic liabilities. Secondary fire safety works (i.e., fire safety measures related to renovation) shall be carried out in accordance with applicable local laws and regulations. If fire safety works are required, Party B shall, at its own expense and independently, complete all necessary approval and construction procedures for fire safety engineering, and ensure that the Premises may only be put into use after passing fire safety inspection. Should any fire hazards arise during operations, and Party B refuses to rectify them or violates fire safety regulations, Party A shall have the right to unilaterally terminate the Contract and pursue Party B’s liability for breach of contract in accordance with the relevant provisions herein.

5.2	Party A shall be responsible for the repair and maintenance of the Premises; however, Party B shall bear liability for compensation for any damage to the Premises caused by Party B.

5.3	Without Party A’s prior written consent, Party B shall not, and shall not permit others to, make any alterations, additions, or installations to the Premises, its fit-out, ancillary facilities, or equipment. If Party B discovers any damage or malfunction in the fit-out, ancillary facilities, or equipment provided by Party A, Party B shall promptly notify Party A for repair and shall not handle it independently (except in emergencies, where Party B may carry out temporary repairs solely to prevent immediate damage or risk to Party B’s property or employees).

5.4	Party B shall be responsible for maintaining the Premises, together with Party A’s fit-out, facilities, and equipment, in good and usable condition (except for normal wear and tear). Consumables within the Premises (such as light bulbs) shall be replaced or supplied by Party B at its own expense.

5.5	If Party B wishes to install its signage or advertisements on the exterior walls of the Premises, it must first obtain Party A’s consent and approval from the relevant government authorities, and pay the related fees to Party A. Party B shall bear the costs of installation and maintenance of such signage or advertisements, purchase insurance, and indemnify Party A for any losses arising from the installation or placement thereof. Should any safety incident occur in connection with such signage or advertisements, Party B shall bear full legal liability.

6	Rights and Obligations of Party A

6.1	Rules and Regulations (to be detailed in subsequent clauses).

Party A reserves the right to formulate, introduce, amend, adopt, or abolish any management rules and regulations that it deems necessary for the operation and maintenance of the property.

6.2	Delivery of Premises

Party A shall be responsible for delivering the Premises to Party B within the time frame stipulated in this Contract.

6.3	Assistance by Party A

For registration, business operations, renovation, or other matters requiring approval procedures under planning, environmental protection, communications, fire safety, sanitation, or other national regulations, if Party B requires Party A’s assistance in providing relevant documents, Party A shall provide necessary support. All costs incurred by Party B in obtaining such approvals shall be borne solely by Party B.

6.4	Repair Responsibilities for the Premises

Party A shall be responsible for repairs to the structural components of the Premises and to ancillary facilities provided by Party A, within the warranty period. If damage or malfunction occurs within Party A’s scope of responsibility (and not due to Party B’s fault, except in cases of force majeure), which impairs safety or normal use, Party B shall promptly notify Party A and take effective measures to prevent further deterioration. In urgent circumstances requiring immediate repair, Party B may carry out temporary repairs and promptly notify Party A of the situation. The costs of such repairs shall be borne by Party A. However, if Party B fails to notify Party A in a timely manner or fails to take effective measures, resulting in expanded losses, Party B shall bear the costs of such expanded losses and any resulting personal or property damage.

7	Rights and Obligations of Party B

7.1

Valid Business Licenses

During the lease term, Party B must obtain and maintain valid business licenses, tax registration certificates, and other necessary operating documents. If Party B engages in unlicensed business activities that cause Party A to bear joint liability, Party B shall indemnify Party A for any losses, damages, or reputational harm arising from Party B’s acts or omissions.

7.2

Compliance with Laws

Party B must comply with all applicable laws, regulations, rules, and orders or requirements of relevant Chinese government authorities. If Party B’s acts or omissions violate such laws, regulations, or requirements and cause any loss to Party A, Party B shall bear full liability for compensation.

7.3

Rules and Regulations

Party B shall strictly comply with all property management rules and regulations. Such rules and regulations issued by Party A shall take effect upon publication or written notification to Party B.

7.4	Insurance During the lease term, Party B shall, at its own expense, purchase insurance from an insurance company to cover various risks relating to the Premises.

7.5

Restrictions on Use

Without Party A’s prior written consent, Party B shall not use the Premises for any production or manufacturing activities that may involve noise or pollution, nor for use as a warehouse. However, limited storage reasonably required for Party B’s business operations shall not fall within this restriction.

7.6

Sublease

During the validity of this Contract, Party B shall not sublease the Premises, in whole or in part, to any third party. If Party B engages in unauthorized subleasing, Party A shall have the right to terminate this Contract without liability, retain the rental deposit already paid by Party B, and evict the sub-tenant unconditionally. Any losses or legal liabilities arising therefrom shall be borne solely by Party B.

7.7

Prohibition of Throwing Objects from Height

Neither Party B, nor its employees working in the Premises, nor any third parties visiting the Premises, shall engage in throwing objects from height. Party B, as the responsible party, shall provide training and reminders to relevant personnel. If Party B’s employees or other visitors engage in such conduct, Party B shall bear all resulting legal liabilities. Should Party A be required to bear compensation liability due to Party B’s fault, Party A shall have the right to seek recourse from Party B.

8	Termination of Contract

8.1	Party A and Party B agree that during the lease term, this Contract may be terminated without liability to either party under any of the following circumstances:

1	The land use rights covering the Premises are lawfully reclaimed in advance.
2	The Premises are lawfully requisitioned for public interest.
3	The Premises are lawfully included within the scope of demolition permits for urban development.
4	The Premises are wholly or substantially damaged or destroyed, rendering them unsuitable for use or occupation, due to fire, flood, storm, typhoon, construction defects, termites, earthquake, subsidence, or any other disaster beyond Party A’s control.
5	The Premises are damaged, destroyed, or officially identified as dangerous housing.

8.2

Party A’s Right to Early Termination

Without prejudice to Party A’s other rights under applicable laws, regulations, and this Contract, Party A shall have the right, upon the occurrence of any of the following events, to terminate this Contract early at any time, lawfully repossess the Premises (in whole or in part), and require Party B to settle all overdue payments and contractual penalties. The amount of such penalty shall be equivalent to twice the rental deposit:

1.	Party B delays payment of rent, property management fees, utility charges, other fees, or other expenses under this Contract for more than sixty (60) days.
2.	Party B, without Party A’s prior written consent or approval from the relevant authorities, undertakes unauthorized renovation, alteration, or changes to the agreed use of the Premises.
3.	If Party B commits any other act of breach or fails to perform any undertaking, provision, clause, or agreement contained in this Contract which Party B is obligated to observe or perform, and Party B does not rectify such breach within the time specified by Party A after receiving written notice from Party A.
4.	If Party B uses the Premises to conceal prohibited items, flammable, explosive, or other hazardous chemicals, or engages in gambling or other unlawful or disorderly activities, including the sale of counterfeit or inferior goods, thereby endangering Party A or the public interest.
5.	If Party B or any related persons conduct or use the Premises for illegal or criminal activities.
6.	If Party B disturbs, harasses, or adversely affects Party A, other tenants, or occupants of the property, and fails to rectify such conduct within the time specified by Party A after receiving written notice.

8.3

Consequences of Early Termination by Party A

If Party A terminates this Contract early for the above reasons, Party B shall return the Premises and pay the contractual penalty as stipulated in this Supplementary Agreement. If the penalty is insufficient to compensate Party A’s losses, Party A shall have the right to pursue further claims against Party B.

8.4

Party B’s Right to Early Termination

If Party A fails to deliver the Premises on time and does not deliver within thirty (30) days after Party B’s written demand, Party B shall have the right to terminate this Contract early.

8.5	Procedure for Early Termination by Party B If Party B unilaterally terminates the lease under the above circumstances, Party B shall promptly notify Party A in writing and vacate the Premises.

9	Party B’s Liability for Breach of Contract

9.1.1	If Party B fails to pay rent or other payable charges on time, Party B shall pay Party A a late payment penalty at the rate of 0.5% (five per thousand) of the overdue amount per day. The late payment penalty accrued in any given month shall be paid no later than together with the rent for the following month. If Party B delays payment of all or part of the rent and/or other payable charges for more than fifty (50) days, or accumulates arrears totaling RMB ___, such conduct shall be deemed a fundamental breach of contract. In such case, Party A shall have the right to terminate this Contract, repossess the leased Premises, and confiscate Party B’s rental deposit.

9.1.2	In any of the following circumstances, Party B shall bear full liability for compensation to Party A and/or any relevant persons:

1.	During alteration works, additional works, or repairs to the Premises, if Party B fails to comply with any of its obligations under this Contract, or if any act, fault, negligence, or omission by Party B or its personnel directly or indirectly causes or results in any liability, claims, demands, actions, lawsuits, damages, compensation, losses, expenses, or costs.
2.	If any part of the Premises, its fixtures, or facilities suffers malfunction or damage, or if the Premises (or any part thereof) requires renovation due to fire, smoke, or water leakage, thereby directly or indirectly causing personal injury or death, or property loss, damage, or destruction to any third party.
3.	If, due to Party B’s actions, the Premises (including but not limited to any common areas), or its equipment and facilities, are damaged, or if Party B or its personnel cause personal injury, death, or property loss or damage to Party A and/or any third party.
4.	Any other compensation liability that Party B is required to bear under applicable laws and regulations or under the provisions of this Contract.

9.2	Party A’s Liability for Breach of Contract

9.2.1	During the lease term, if Party A fails to timely perform its repair and maintenance obligations under this Contract, resulting in damage or destruction of the Premises and causing property loss or personal injury to Party B and/or any third party, Party A shall bear liability for compensation.

9.2.2	Party B agrees that under the following circumstances, Party A shall bear no liability for any losses incurred (and rent and other fees under this Contract shall not be reduced or suspended):

1.	If, due to repair, maintenance, renovation, addition, or alteration of the Premises or adjacent premises or leased property in accordance with the procedures stipulated in this Contract, public facilities are temporarily unavailable, or water, electricity, telephone, fax, or other services or supplies to the Premises are temporarily interrupted, thereby causing losses to Party B, its employees, agents, or visitors.
2.	If any part of the Premises, its fixtures, or facilities suffers malfunction or damage, or requires renovation due to fire, smoke, or water leakage, thereby directly or indirectly causing personal injury, death, or property loss to any third party.
3.	If, due to Party B’s actions, the Premises (including but not limited to common areas), or its equipment and facilities, are damaged, or if Party B or its personnel cause personal injury, death, or property loss to Party A and/or any third party.
4.	Any other compensation liability that Party B is required to bear under applicable laws, regulations, or the provisions of this Contract.

10	Vacation and Handover of Premises

Party B shall, within five (5) days after the expiration of the lease term or receipt/issuance of written notice of termination of this Contract, vacate the Premises and complete all handover procedures with Party A and relevant authorities (including but not limited to the property management company). Such procedures shall include, but are not limited to, the following matters:

10.1	Upon Party B’s return of the Premises, Party A shall have the following options based on the actual condition of the Premises:

10.1.1	If Party A requires the Premises to be returned in the same condition as during Party B’s last normal business operation, Party B shall agree that equipment, facilities, or decorations affixed to the Premises (such as ceilings, floors, walls, and other fixed fit-outs) shall belong to Party A without compensation. Party B shall, at its own expense, remove non-affixed decorations or furnishings (such as movable furniture, office equipment, etc.). If damage to the fit-out or ancillary facilities/equipment is caused by Party B, Party B shall compensate Party A for the resulting losses.

10.1.2	Party A may require Party B to restore the Premises to its original condition (i.e., the condition confirmed at the time of delivery).

10.2	If Party B fails to return the Premises on time or fails to return it in accordance with Clause 10.1, Party B shall pay Party A compensation equal to twice the monthly rent immediately prior to termination of the Contract, for the overdue period. Party B shall also bear all other expenses incurred during the period of occupation, and compensate Party A for any additional losses caused.

10.3	If Party B fails to return the Premises within the time stipulated in this Contract and does not comply within the period specified in Party A’s written notice, Party A shall have the right to remove items from the Premises, prepare an inventory, and repossess the Premises. Party A shall properly store the removed items and promptly notify Party B to collect them. If Party B fails to collect the items within fifteen (15) days after Party A’s notice, Party B shall be deemed to have authorized Party A to dispose of the items in any manner Party A deems appropriate, and Party A shall bear no liability for any resulting losses. If Party B still owes rent, occupation fees, penalties, or other charges arising from the lease, or if Party A incurs expenses for storage or disposal of the items, Party A shall have the right to auction or sell the items to offset the outstanding amounts. Any shortfall shall remain claimable against Party B.

10.4	If Party B fails to return the Premises in a condition recognized by Party A, Party A shall have the right to carry out appropriate repairs or disposal of the Premises, with all related costs and expenses borne by Party B.

10.5	Party A and Party B shall jointly inspect the Premises upon return, and sign a Tenant Handover Form confirming the restoration of the Premises to its original condition (√).

10.6	Party B shall also complete other procedures and formalities required under applicable laws, regulations, and Party A’s management rules.

11	Confidentiality

During the lease term, neither Party A nor Party B, nor their agents or representatives, shall disclose to any third party any information obtained regarding the other party’s leasing arrangements, business plans, financial status, or other confidential information. Without the prior written consent of the other party, neither agents, managers, employees, nor any affiliated agents, companies, or enterprises shall publicly use or disclose such information. Exceptions shall apply where disclosure is necessary for the performance of this Contract or is required by laws, regulations, government authorities, or regulatory agencies.

12	Dispute Resolution and Performance

All disputes, differences, conflicts, or claims (hereinafter referred to as “Disputes”) arising under or in connection with this Contract shall be resolved through negotiation. If negotiation fails, either party shall have the right to bring an action before the People’s Court with jurisdiction at Party A’s location.

13	Miscellaneous

13.1	This Contract is executed in two (2) originals, with Party A holding one copy and Party B holding one copy, both having equal legal effect.

13.2	Any matters not covered herein shall be supplemented by a supplementary agreement negotiated and agreed upon by both parties. Such supplementary agreement shall have equal legal effect.

13.3	This Contract shall take effect upon signature or seal by the legal representatives or authorized representatives of both parties, and affixing of the company chop.

(End of Text)

SIGNED BY

Party A (Seal):

/s/ Shenzhen Jiaruixiang Technology Co., Ltd.

Representative:

/s/ Mr. Zeng

SIGNED BY

Party B (Seal):

/s/ Shenzhen Yixi Technology Company Limited

Representative:

/s/ Chow Yik Hang

Date: April 3, 2026